Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Prairie Operating Co. of our report dated June 16, 2023, relating to the financial statements of Prairie Operating Co., LLC, as of December 31, 2022 and for the period from June 7, 2022 (inception) to December 31, 2022, appearing in the Amendment No. 1 to the Form 8-K/A of Prairie Operating Co. filed on June 16, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
February 9, 2024